Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2014 Results

Greenville, South Carolina – July 30, 2014 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the second quarter and six-month period ended June 30, 2014.

Second Quarter 2014 Highlights

•	Total second quarter 2014 revenue was $47.4 million, a 21.1% increase from the prior-year period. Same-store[1] revenue growth for the second quarter of 2014 was 11.6%.

•	Finance receivables as of June 30, 2014 were $518.0 million, an increase of 12.0% from the prior-year period. Same-store finance receivables growth for the second quarter of 2014 was 2.5%.

•	Net income for the second quarter of 2014 was $4.4 million, a 31.1% decrease from the prior-year period. Diluted earnings per share were $0.34 based on a diluted share count of 12.9 million.

•	Annualized net charge-offs as a percentage of average finance receivables for the second quarter of 2014 were 10.5%, an increase from 6.6% in the prior-year period. Provision for credit losses for the second quarter of 2014 was 28.7% of revenue, an increase from 21.5% in the prior-year period.

•	Regional Management opened 12 new branches in the second quarter of 2014; as of June 30, 2014, Regional Management’s branch network consisted of 293 locations.

“Our second quarter results were affected by the increased level of net charge-offs, which we had previously noted and expected would occur,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “As such, we made it a priority in the quarter to further reduce our accounts per employee to diminish the volatility in our delinquencies, and as a result, we successfully reduced contractually delinquent accounts in the quarter sequentially from 7.3% to 6.6%. The delinquency rate is now more aligned with historical levels, and while we will need to remain vigilant, we expect that the lower delinquency rate will result in improved net charge-off performance in the second half of 2014. In addition, we opened 12 branches in the quarter – ahead of our expectations – and continued to see double-digit revenue and same-store revenue growth. 2014 will continue to be a year of growth and investment, and our overall branch growth trajectory and long-term strategy remain unchanged.”

[1]	Defined as stores open for at least 13 months.

Second Quarter 2014 Results

For the second quarter ended June 30, 2014, Regional Management reported total revenue of $47.4 million, a 21.1% increase from $39.2 million in the prior-year period. Interest and fee income for the second quarter of 2014 was $43.0 million, a 23.0% increase from $34.9 million in the prior-year period, primarily due to a 12.0% year-over-year increase in finance receivables. Insurance income for the second quarter of 2014 was $2.5 million, a 10.5% decrease from the prior-year period. Same-store revenue growth for the second quarter of 2014 was 11.6%.

Finance receivables outstanding at June 30, 2014 were $518.0 million, a 12.0% increase from $462.3 million in the prior-year period. Finance receivables increased due to the addition of 30 de novo branches since June 30, 2013, as well as the increase in same-store finance receivables, which grew 2.5% in the second quarter.

Provision for credit losses in the second quarter of 2014 was $13.6 million versus $8.4 million in the prior-year period, primarily due to increased net charge-offs from previously elevated delinquency levels. Annualized net charge-offs as a percentage of average finance receivables for the second quarter of 2014 were 10.5%, an increase from 6.6% in the prior-year period. The higher net charge-offs were primarily the result of elevated accounts per employee that caused challenges in properly servicing accounts from the latter portion of 2013 through the first quarter of 2014.

General and administrative expenses for the second quarter of 2014 were $23.2 million, an increase of 33.8% from $17.3 million in the prior-year period, primarily due to increased personnel costs from opening an additional 30 branches since June 30, 2013 and costs related to the implementation of the GOLDPoint loan management system platform. Regional Management’s efficiency ratio (the percentage of general and administrative expenses compared to total revenue) in the second quarter of 2014 was 48.9%, an increase of 460 basis points from 44.3% in the prior-year period.

Net income for the second quarter of 2014 was $4.4 million, a 31.1% decrease compared to net income of $6.4 million in the prior-year period. Diluted earnings per share for the second quarter of 2014 were $0.34, a decrease from $0.50 in the prior-year period.

Six Month 2014 Results

For the six-month period ended June 30, 2014, Regional Management reported total revenue of $97.0 million, a 24.7% increase from $77.8 million in the prior-year period. Interest and fee income for the six-month period ended June 30, 2014 was $87.0 million, a 26.2% increase from $69.0 million in the prior-year period. Insurance income for the six-month period ended June 30, 2014 was $5.8 million, a 0.7% increase from the prior-year period.

Provision for credit losses in the six-month period ended June 30, 2014 was $30.6 million versus $16.5 million in the prior-year period, primarily due to increased net charge-offs combined with elevated delinquency levels. Annualized net charge-offs as a percentage of average finance receivables for the six-month period ended June 30, 2014 was 10.1%, an increase from 6.5% in the prior-year period.

General and administrative expenses for the six-month period ended June 30, 2014 were $43.1 million, an increase of 26.7% from $34.0 million in the prior-year period, primarily due to increased personnel costs from opening an additional 30 branches since June 30, 2013. During the six months ended June 30, 2014, Regional Management opened 29 new branches. Regional Management’s efficiency ratio in the six-month period ended June 30, 2014 was 44.4%, an increase of 70 basis points from 43.7% in the prior-year period; excluding a $1.4 million pre-tax benefit related to a one-time reversal of vacation pay liability, Regional Management’s efficiency ratio for the six-month period ended June 30, 2014 would have been 45.9%.

GAAP net income for the six-month period ended June 30, 2014 was $10.0 million, a 23.9% decrease compared to GAAP net income of $13.2 million in the prior-year period. Diluted earnings per share for the six-month period ended June 30, 2014 were $0.77, a decrease from $1.03 in the prior-year period. Excluding $1.4 million of pre-tax benefit related to a one-time reversal of vacation pay liability, non-GAAP net income for the six-month period ended June 30, 2014 was $9.2 million and diluted earnings per share were $0.71. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

Liquidity and Capital Resources

As of June 30, 2014, Regional Management had finance receivables of $518.0 million and outstanding debt of $324.6 million on its $500.0 million senior revolving credit facility and on its $1.5 million cash management line of credit.

Conference Call Information

The Company will host a conference call and webcast today at 5:00 PM Eastern. Both the call and webcast are open to the general public.

The dial-in number for the conference call is (877) 474-9501, passcode 89177308 – please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available two hours following the end of the call through midnight Eastern on Wednesday, August 6 at www.RegionalManagement.com and by telephone at (888) 286-8010, passcode 86978455.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional

Management Corp.’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Interest and fee income	$42,959	$34,920	$87,037	$68,966
Insurance income, net	2,481	2,772	5,776	5,736
Other income	1,997	1,490	4,205	3,080

Total revenue	47,437	39,182	97,018	77,782

Expenses
Provision for credit losses	13,620	8,405	30,564	16,476
General and administrative expenses
Personnel	13,068	9,882	24,242	20,105
Occupancy	3,713	2,697	7,133	5,213
Marketing	1,750	1,347	2,732	1,852
Other	4,667	3,413	8,990	6,855
Interest expense	3,556	3,241	7,319	6,322

Total expenses	40,374	28,985	80,980	56,823

Income before income taxes	7,063	10,197	16,038	20,959
Income taxes	2,649	3,793	6,014	7,791

Net income	$4,414	$6,404	$10,024	$13,168

Net income per common share:
Basic	$0.35	$0.51	$0.79	$1.05

Diluted	$0.34	$0.50	$0.77	$1.03

Weighted average common shares outstanding:
Basic	12,691,227	12,584,942	12,673,177	12,543,888

Diluted	12,915,673	12,881,117	12,957,976	12,831,040

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash	$3,562	$4,121
Gross finance receivables	622,854	658,176
Less unearned finance charges, insurance premiums, and commissions	(104,879)	(113,492)

Finance receivables	517,975	544,684
Allowance for credit losses	(34,584)	(30,089)

Net finance receivables	483,391	514,595
Property and equipment, net of accumulated depreciation	7,929	7,100
Repossessed assets at net realizable value	615	548
Goodwill	716	716
Intangible assets, net	1,068	1,386
Other assets	6,714	5,422

Total assets	$503,995	$533,888

Liabilities and Stockholders’ Equity
Liabilities:
Deferred tax liability, net	$847	$2,653
Accounts payable and accrued expenses	6,718	7,312
Senior revolving credit facility	324,570	362,750

Total liabilities	332,135	372,715
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,701,821 and 12,652,197 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,270	1,265
Additional paid-in-capital	83,975	83,317
Retained earnings	86,615	76,591

Total stockholders’ equity	171,860	161,173

Total liabilities and stockholders’ equity	$503,995	$533,888

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands)

	Three Months Ended June 30,
	2014		2013
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small installment loans	$262,159	46.0%	$192,154	43.8%
Large installment loans	42,380	27.3%	44,830	29.8%
Automobile purchase loans	173,676	19.8%	178,418	20.6%
Retail purchase loans	28,810	18.4%	30,832	17.9%

Total interest and fee yield	$507,025	33.9%	$446,234	31.3%

Total revenue yield	$507,025	37.4%	$446,234	35.1%

	Components of Increase in Interest and Fee Income Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$8,005	$1,120	$9,125
Large installment loans	(188)	(262)	(450)
Automobile purchase loans	(248)	(334)	(582)
Retail purchase loans	(88)	34	(54)

Total increase in interest and fee income	$7,481	$558	$8,039

	Loans Originated (1) Three Months Ended June 30,
	2014	2013
Small installment loans	$198,047	$160,291
Large installment loans	17,065	16,845
Automobile purchase loans	23,049	32,648
Retail purchase loans	7,360	8,202

Total finance receivables	$245,521	$217,986

(1)	Represents gross balance of loan originations, including unearned finance charges

	Three Months Ended June 30,
	2014		2013
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$13,361	10.5%	$7,416	6.6%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$13,620	28.7%	$8,405	21.5%
General and administrative expenses	$23,198	48.9%	$17,339	44.3%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/growth rate	$457,944	2.5%	$416,889	22.6%
Same store revenue during period/growth rate	$42,908	11.6%	$36,311	17.4%
Number of branches in calculation	232		194

	Six Months Ended June 30,
	2014		2013
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small installment loans	$270,389	45.3%	$191,266	43.5%
Large installment loans	42,583	26.9%	47,052	28.4%
Automobile purchase loans	175,915	19.7%	174,860	20.5%
Retail purchase loans	29,635	18.1%	30,756	17.9%

Total interest and fee yield	$518,522	33.6%	$443,934	31.1%

Total revenue yield	$518,522	37.4%	$443,934	35.0%

	Components of Increase in Interest and Fee Income Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$17,867	$1,790	$19,657
Large installment loans	(657)	(300)	(957)
Automobile purchase loans	107	(660)	(553)
Retail purchase loans	(100)	24	(76)

Total increase in interest and fee income	$17,217	$854	$18,071

	Loans Originated (1) Six Months Ended June 30,
	2014	2013
Small installment loans	$326,291	$262,001
Large installment loans	30,648	29,353
Automobile purchase loans	46,745	67,582
Retail purchase loans	15,907	17,125

Total finance receivables	$419,591	$376,061

(1)	Represents gross balance of loan originations, including unearned finance charges

	Six Months Ended June 30,
	2014		2013
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$26,069	10.1%	$14,473	6.5%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$30,564	31.5%	$16,476	21.2%
General and administrative expenses	$43,097	44.4%	$34,024	43.7%

	As of June 30,
	2014		2013
	Finance Receivables	Percentage of Total	Finance Receivables	Percentage of Total
Small installment loans	$275,456	53.1%	$206,915	44.8%
Large installment loans	42,996	8.3%	44,143	9.5%
Automobile purchase loans	171,777	33.2%	180,349	39.0%
Retail purchase loans	27,746	5.4%	30,941	6.7%

Total finance receivables	$517,975	100.0%	$462,348	100.0%

Number of branches at period end	293		263
Average finance receivables per branch	$1,768		$1,758

	June 30, 2014		December 31, 2013		June 30, 2013
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$34,584	6.7%	$30,089	5.5%	$25,619	5.5%
Delinquent accounts:
30 to 59 days	$14,984	2.9%	$17,088	3.1%	$12,512	2.6%
60 to 89 days	6,772	1.3%	9,267	1.7%	5,783	1.3%
90 to 119 days	4,435	0.9%	6,842	1.3%	3,377	0.7%
120 to 149 days	3,206	0.6%	5,108	0.9%	2,598	0.6%
150 to 179 days	2,155	0.4%	3,409	0.6%	1,797	0.4%
180 days and over	2,833	0.5%	2,096	0.4%	2,763	0.6%

Total contractual delinquency	$34,385	6.6%	$43,810	8.0%	$28,830	6.2%

Regional Management Corp. and Subsidiaries

Unaudited Non-GAAP Reconciliation of Selected Financial Data

For the Six Months Ended June 30, 2014

(in thousands, except per share amounts)

	Six Months Ended June 30, 2014
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$43,097	$1,388	(1)	$44,485
Income taxes	$6,014	$(521	)(2)	$5,493
Net income	$10,024	$(867)		$9,157
Diluted net income per common share	$0.77			$0.71
Diluted weighted average common shares outstanding	12,957,976			12,957,976
Efficiency ratio	44.4%			45.9%

(1)	Benefit related to the reversal of vacation pay liability
(2)	Tax effect of the reversal of vacation pay liability